EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             THIRD QUARTER 1999

(1)(a) The Company has nearly completed the permitting process necessary to commence construction of the Jacksonville, Florida facility. The Company anticipates construction starting after the first of the year. Approval for the use of fly ash in concrete used by the State of Florida is anticipated by mid 2000 by the Florida Department of Transportation.

   (b) The Company is currently pursuing approximately $5.0 million in equity financing to finance, among other thing, the construction of the Jacksonville facility. It expects to complete this financing by year end. In addition, as part of this financing transaction, the Company will receive the remaining 50% ownership interest in its Pro Ash Partnership.

  (c) The Company estimates that the second separator to be installed at Baltimore Gas & Electric Brandon Shores, Maryland operating facility will start construction during 2001.

(2)    Separation Technologies' Financial Statements through September 30,
       1999.


                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                               September 30, 1999
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $6,287
    Less: Accumulated depreciation                   2,086
          Total fixed Assets                         4,201
Current Assets:
    Cash and cash equivalents                          446
    Accounts Receivable, net                           622
    Inventories                                         40
    Prepaid Expenses and Other                          56
          Total Current Assets                       1,164
Other Assets:
    Restricted Cash                                    882
    Investment in ProAsh                               375
    Acquired Intangibles                                75
    Patents and acquired Technology                    453
          Total Other Assets                         1,785
TOTAL ASSETS                                        $7,150

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Additional Paid-in-Capital                      14,035
    Deficit accumulated during development         (14,620)
          Total Stockholders' Equity                  (532)
Long Term Liabilities:
    Notes Payable to EUA Energy                      2,158
          Total Long Term Liabilities                2,158
          Total Capitalization                       2,158
Current Liabilities:
    Accounts Payable                                   522
    Notes Payable-current portion                    4,538
    Interest payable                                     0
    Accrued Expenses and Deferred Revenue              464
          Total Current Liabilities                  5,524
TOTAL LIABILITIES AND EQUITY                        $7,150


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
      For the Three Months and Year to Date Period Ended September 30, 1999
                                 (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                    $958   $2,547
Cost of Revenues                             380      935
          Gross Profit                       578    1,612

Operating Expenses:
    Engineering, Research and Development    409      730
    Sales and Marketing Expenses             210      527
    General and Administrative Expenses      394    1,334
    Total Operating Expenses               1,013    2,591
Operating Income (Loss)                     (435)    (979)
Interest Charges and Other Expenses          117      347
Pre-tax Net Income (Loss)                  ($552) ($1,326)


                        SEPARATION TECHNOLOGIES, INC.
                           STATEMENT OF CASH FLOWS
             For the Year to Date Period Ended September 30, 1999
                    (Unaudited) (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                      ($1,326)
    Depreciation & Amortization                        490
    Other                                               52
    Change in Current Assets and Liabilities:
        Accounts Receivable                           (230)
        Accounts Payable                              (494)
        Other Current Assets and Liabilities          (201)
    Net Operating Activities                        (1,709)

Investing Activities:
          Capital Expenditures                      (2,031)
          Investment in ProAsh                         (26)
          Net Investing Activities                  (2,057)

Financing Activities:
          Increase in Notes and Leases               3,821
          Net Financing Activities                   3,821

Net increase in cash and cash equivalents               55
Cash and cash equivalents at December 31, 1998         391
Cash and cash equivalents at September 30, 1999        446